December 1, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of Alixo-Yolloo Corporation (the Company) and issued financial statements for the years ended February 28, 2023 and 2022, and the subsequent reviews for the fiscal year 2024. On November 29, 2023, we were informed of our dismissal. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 1, 2023, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Denver, Colorado PCAOB # 6778 December 1, 2023